Exhibit 10.1

Silicon Laboratories Inc.

2020 Bonus Plan

Overview

Silicon Laboratories Inc. (“Silicon Labs”) is committed to sharing its success with the people who make it possible — the Silicon Labs employees. The purpose of the 2020 Bonus Plan (the “Plan”) is to encourage the Silicon Labs employees to participate in the achievement of the company’s goals and to permit Silicon Labs employees to share in the rewards of our success. The term of this Plan is for the 2020 fiscal year.

Eligible Employees

To be eligible to participate in the Plan, a person must be a regular full-time or part-time employee of Silicon Labs or one of its wholly-owned subsidiaries and not a participant in any other bonus plan or cash incentive plan (including any sales commission plan) unless participation under the Plan is permitted under the terms of such other plan.

Bonus Calculation

Bonuses and applicable bonus metrics shall be determined by the Compensation Committee (with respect to executive officers and other members of management designated by the Compensation Committee) or by the CEO of Silicon Labs after consultation with the Chief People Officer (with respect to other Eligible Employees). Bonuses may be made dependent on individual or company performance criteria such as, without limitation, adjusted operating income, earnings per share, revenue, revenue by product area(s), gross margin, gross margin by product area(s) or management-based objectives such as the introduction of new products. Adjustments may be made from time to time at the sole discretion of the Compensation Committee (or its designee) to include or exclude certain items in the calculations. An example of a potential adjustment would be the exclusion of an expense item such as an unusual tax charge.

Eligible Earnings

Bonuses are paid as a percentage of Eligible Earnings earned by such employee during the applicable period. Eligible Earnings include only an employee’s base salary or hourly wages, including such wages earned while on short-term leaves (90 days or less). Eligible Earnings do not include, among other things, “extra months” bonuses or payments, disability pay for leaves greater than 90 days except as required by local regulation, personal leave, bonus payments from a previous bonus period or other payments that are taxable but not considered regular base earnings. For non-exempt employees, overtime pay would be considered Eligible Earnings.

Timing of Payments

Bonus checks will generally be issued between four and six weeks after the end of the applicable measurement period but in no event later than the 15th day of the third month following the end of the applicable measurement period. Bonus payments are not considered earned by the employee until the payment is received.

General Provisions

•	Bonuses are subject to all applicable taxes and other required deductions. Bonus payments are not subject to benefit plan deductions or 401(k) plan contributions.
•	The Plan will not be available to employees subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Compensation Committee.
•	The Plan does not constitute a guarantee of employment nor does it restrict Silicon Labs’ rights to terminate employment at any time or for any lawful reason.
•	The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles an employee to any remuneration or benefits not set forth in the Plan nor does it restrict Silicon Labs’ rights to increase or decrease the compensation of any employee, except as otherwise required under applicable law.
•	The Plan shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Bonuses are not to be taken into account for determining severance pay, termination pay, “extra months” bonuses or payments, or any other form of pay or compensation.
•	The Plan is provided at Silicon Labs’ sole discretion and Silicon Labs may modify or eliminate it at any time, individually or in the aggregate, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend or establish a similar plan in subsequent years.
•	The Plan shall not be pre-funded. Silicon Labs shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of bonuses.
•	All references to a quarterly or annual period refer to fiscal quarters or years of Silicon Labs.
•	This Plan constitutes the entire arrangement regarding the Plan, supersedes any prior oral or written description of the Plan and may not be modified except by a written document that specifically references this Plan and is signed by the Silicon Labs CEO.
•	Employees who resign or are terminated prior to the actual payment of a bonus shall not receive a bonus except in jurisdictions where required by regulation.
•	Eligible employees who begin employment with Silicon Labs after the first day of a fiscal period for which a bonus is paid shall be eligible to receive a bonus for such fiscal period. The bonus will be based on actual Eligible Earnings earned by such employee during such fiscal period.
•	Employees who are separated from employment with Silicon Labs due to divestiture, closure, or dissolution of a business are not eligible to receive a bonus except in jurisdictions where required by regulation.
•	Independent contractors, consultants, individuals who have entered into an independent contractor or consultant agreement, temporary employees, contract employees and interns are not eligible to participate in the Plan.
•	The bonus for an otherwise eligible employee who has died prior to the end of a fiscal period while employed will be paid to the decedent’s estate.